Exhibit 13.1


                       RENEGADE VENTURE (NEV) CORPORATION
                           Consolidated Balance Sheet
                      December 31, 2003 and March 31, 2004



                                     ASSETS

                                                      2003               2004
                                                    (audited)        (unaudited)
                                                    ----------        ----------
CURRENT ASSETS
Cash and cash equivalents                           $    8,680        $   20,043
Accounts receivable                                  1,612,945         1,664,499
Note receivable: related party                           6,400
Inventory                                              570,794           585,047
Other current assets                                   392,407           341,448
                                                    ----------        ----------

  TOTAL CURRENT ASSETS                              $2,591,226        $2,611,037

Property, plant and equipment                          532,388           535,974
Other non-current assets                               122,167           123,418
                                                    ----------        ----------

  TOTAL ASSETS                                      $3,245,781        $3,270,429
                                                    ==========        ==========


                          RENEGADE VENTURE (NEV) CORPORATION
                              Consolidated Balance Sheet
                         December 31, 2003 and March 31, 2004



                         LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                  2003           2004
                                                                (audited)     (unaudited)
                                                               -----------    -----------
CURRENT LIABILITIES
Notes payable                                                  $   798,862    $   551,214
Accounts payable - trade                                         1,691,853      1,036,242
Accounts payable - related party                                    71,827         40,565
Due to factor                                                      394,391        141,727
Customer deposits                                                   27,800         27,800
Billings in excess of costs and estimated
  earnings on contracts in progress                                323,686        451,282
Accrued liabilities                                                688,518      1,232,525
Commitments & contingencies                                        400,535        400,535
                                                               -----------    -----------

  TOTAL LIABILITIES                                            $ 4,397,472    $ 3,881,890
                                                               ===========    ===========

STOCKHOLDERS' EQUITY
Preferred stock, $.001 par value, 5,000,000 shares
  authorized, no shares issued or outstanding
Common stock, $.001 par value, 50,000,000 shares authorized
  17,480,000 and 17,480,000 shares issued 2003 and 2004 and
  17,410,000 and 17,480,000 shares outstanding 2003 and 2004        18,110         18,110
Additional paid-in capital                                       2,412,123      2,412,123
Deferred compensation                                             (332,000)      (320,000)
Contributed capital                                                620,289        620,289
Accumulated deficit, prior year                                 (2,570,785)    (3,870,213)
Accumulated earnings (deficit) current year                     (1,299,428)       528,230
                                                               -----------    -----------

  Total paid-in capital and accumulated deficit                 (1,151,691)      (611,461)

                                                               -----------    -----------

  TOTAL STOCKHOLDERS' EQUITY                                    (1,151,691)      (611,461)
                                                               ===========    ===========

  TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                   $ 3,245,781    $ 3,270,429
                                                               ===========    ===========



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                       RENEGADE VENTURE (NEV) CORPORATION
                      Consolidated Statement of Operations
                          As of March 31, 2003 and 2004

                                                        2003           2004
                                                     (unaudited)    (unaudited)
                                                     -----------    -----------


Net sales                                            $ 3,448,225    $ 3,586,108

Less cost of sales                                     2,818,668      2,444,172
                                                     -----------    -----------

Gross profit                                             629,557      1,141,936
Less selling, general and administrative expenses        701,485        600,911
                                                     -----------    -----------

Gain (loss) from operations                              (71,928)       541,025

Other income (expense):
  Interest income                                         37,639         28,049
  Interest expense                                       (58,134)       (94,776)
  Miscellaneous expense                                   (1,553)          --
  Miscellaneous income                                     5,190          1,737
  Gain on renegotiation of contract                         --           88,000
  Penalties                                              (33,059)       (35,805)
                                                     -----------    -----------

Net profit/(loss)                                    $  (121,845)   $   528,230
                                                     ===========    ===========


Net earnings/(loss) per share                        $     (0.01)   $      0.03
                                                     ===========    ===========




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                       RENEGADE VENTURE (NEV) CORPORATION
                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                 FOR THE THREE MONTH PERIOD ENDED MARCH 31, 2004

                                                            (unaudited)
                                                           Common Stock
                                                  ------------------------------
                                                     Shares            Amount


 Balance at December 31, 2003                      25,830,000        $    27,610
                                                  -----------        -----------

 Balance at March 31, 2004                         25,830,000        $    26,210


 Note:
 Financial statements reflect changes in shares
 due to the following:
 ***Court order discussed under Commitments and
    Contingencies                                  (8,100,000) **        (8,100)
****Mediation agreement discussed under
    Commitments and Contingencies. Stock
    returned but not cancelled at 3/31/04            (250,000) ****
                                                  -----------       -----------
 Balance at March 31, 2004 adjusted for results
 of legal proceedings                              17,480,000       $    18,110


Note: The Board of Directors has voided, due to lack of consideration, 1,5000,000 shares of common stock issued to Seajay Holding company, Inc. As of March 31, 2004, the stock had not been returned to the Company. The Board has notified Seajay of its intent to initiate legal proceedings to recover the shares if they are not returned. There have been no entries in the accompanying financial statements related to the voiding of the Seajay stock.

                       RENEGADE VENTURE (NEV) CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                          As of March 31, 2003 and 2004

                                                           2003          2004
                                                        (unaudited)  (unaudited)
                                                         ---------    ---------
Increase (Decrease) in Cash and Cash Equivalents:

Cash flows from operating activities:
    Net Profit/(Loss)                                    $(121,845)   $ 528,230

Adjustments to reconcile net loss to net cash
  provided (used) by operating activities:
    Depreciation                                            26,306       33,705
    Inventory write downs                                     --         46,875
    Gain from renegotiation of contract                       --        (88,000)
    Expenses paid with stock                                18,000       29,481

Changes in Assets and Liabilities:
    Accounts receivable                                   (856,665)    (267,533)
    Prepaid expenses                                       (67,844)      33,722
    Restricted funds                                          --           (245)
    Costs and estimated earnings in excess of
       billings on contracts in progress                   (14,200)        --
    Other current assets                                   (87,412)     (61,128)
    Other non-current assets                                (3,000)        --
    Accounts payable-trade                                 281,564     (240,190)
    Accounts payable-related party                         (58,389)      56,737
    Due to factor                                          108,735      (51,613)
    Billings in excess of cost and estimated
       earnings on contracts in progress                    73,351      127,596
    Accrued liabilities                                    243,545      151,420
                                                         ---------    ---------
Net cash provided by/(used for) operating activities      (220,693)     299,057

Cash flows from investing activities:
    Purchase of property, plant and equipment               (8,604)     (37,291)
                                                         ---------    ---------
Net cash used for investing activities                      (8,604)     (37,291)

Cash flows from financing activities:
    Notes payable                                           48,938     (255,554)
    Notes payable - related party                          300,000         --
    Note receivable                                           --         (1,250)
    Note receivable -- related party                          --          6,400
                                                         ---------    ---------
Net cash provided by/(used for) financing activities       251,362     (250,404)

Net increase in cash and cash equivalents                   21,766       11,363
Cash and cash equivalents at beginning of period             1,891        8,680
                                                         ---------    ---------

Cash and cash equivalents at end of period               $  23,657    $  20,043
                                                         =========    =========